UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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WEBSIDESTORY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2007

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Monday, May 7, 2007 at 9:00 a.m., pacific time, at our offices located at 10182 Telesis Court, 6th Floor, San Diego, California 92121. We hope you will attend in person.

At the meeting, the stockholders will be asked to elect three directors to our board of directors for a three-year term and to ratify the selection of our independent registered public accounting firm.

Following the meeting, we will also present a report on our operations and activities. Management will be pleased to answer your questions about WebSideStory.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters on which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you attend the meeting, you may revoke your proxy and vote in person if you so desire.

Sincerely,

James W. MacIntyre, IV
President and Chief Executive Officer

WEBSIDESTORY, INC.
10182 Telesis Court, 6th Floor
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2007

TO THE STOCKHOLDERS OF WEBSIDESTORY, INC.:

The annual meeting of the stockholders of WebSideStory, Inc. will be held on May 7, 2007 at 9:00 a.m., pacific time, at our executive offices located at 10182 Telesis Court, 6th Floor, San Diego, California 92121, for the following purposes:

•	to elect three directors of WebSideStory for a three-year term to expire at our 2010 annual meeting of stockholders;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	to transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at our annual meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to be at our annual meeting, please complete, sign and date the enclosed proxy card and return it promptly. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.

If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before your proxy is voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Dru Greenhalgh
Senior Vice President, General Counsel and Secretary

San Diego, California
April 13, 2007

WEBSIDESTORY, INC.
10182 Telesis Court, 6th Floor
San Diego, California 92121

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2007

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our 2007 Annual Meeting of Stockholders, stockholders will act on:

•	the election of three directors for a three-year term to expire at our 2010 annual meeting of stockholders;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

In addition, our management will report on our performance and respond to questions from stockholders.

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of WebSideStory is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the manner described herein.

We intend to mail this proxy statement and accompanying proxy card on or about April 13, 2007 to all stockholders of record entitled to notice of and to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 30, 2007 will be entitled to vote at the annual meeting. On this record date, there were approximately 200 holders of record of our common stock.

Stockholder of Record: Shares Registered in Your Name

If on March 30, 2007 your shares were registered directly in your name with our transfer agent, U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 30, 2007 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “FOR” the nominees to the board of directors, “WITHHOLD” authority to vote for all of the nominees or “WITHHOLD” authority to vote for any nominee you specify. You may vote “FOR” or “AGAINST” or abstain from voting for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us directly. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 30, 2007.

What are the board of directors’ recommendations?

Our board of directors’ recommendations are set forth together with the description of each item in this proxy statement. In summary, our board recommends a vote:

•	FOR election of the nominated slate of directors (see “Proposal 1”); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (see “Proposal 2”).

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each of the nominees for director and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to our Corporate Secretary at WebSideStory’s principal executive offices, 10182 Telesis Court, 6th Floor, San Diego, California 92121; or

•	you may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and (with respect to proposals other than the election of directors) “AGAINST” votes, abstentions and broker non-votes. Abstentions will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, abstentions will have the same effect as “AGAINST” votes. Broker non-votes will not be counted toward the vote total for any proposal, but will be counted for determining the presence of a quorum.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a voting instructions form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker may vote your shares with respect to “discretionary” items, including Proposals 1 and 2, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items, if any, for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the three nominees receiving the highest number of affirmative votes of the shares present and entitled to vote either in person or by proxy will be elected to the board of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to one or more nominees and broker non-votes will not be considered in determining whether the director or directors indicated have received the requisite number of affirmative votes, but will be counted for purposes of determining the presence of a quorum.

•	For Proposal 2, the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, approval will require a “FOR” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect, but will be counted for purposes of determining the presence of a quorum.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the issued and outstanding shares that are entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, March 30, 2007, there were 20,298,363 shares of common stock outstanding and entitled to vote; therefore, 10,149,182 shares present at the meeting or by proxy will constitute a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

When are stockholder proposals due for next year’s annual meeting?

Under the present rules of the Securities and Exchange Commission, or SEC, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2007, which is 120 days prior to the first anniversary of the mailing date of this proxy statement, to WebSideStory’s Corporate Secretary at 10182 Telesis Court, 6th Floor, San Diego, California 92121. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Under our amended and restated bylaws, stockholders wishing to submit a proposal for stockholder consideration at our 2008 annual meeting of stockholders, unless such proposal is submitted in accordance with the SEC rules described above, must do so not earlier than January 8, 2008 and not later than February 7, 2008, unless the date of the 2008 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2007 annual meeting. If the stockholder gives notice in accordance with the terms of the amended and restated bylaws, and such proposal is not included in the proxy statement, then in certain circumstances the persons named as proxies in the proxies solicited by our board of directors for the 2008 annual meeting may exercise discretionary voting power regarding any such proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently composed of nine members. The directors elected at the annual meeting will serve until the 2010 annual meeting of stockholders and until their successors are elected and have been qualified, or until their earlier death, resignation or removal. Our amended and restated bylaws provide that the authorized number of directors, which is currently nine, may be changed only by a resolution adopted by at least a majority of our directors. Any additional directorships resulting from an increase in the number of directors may only be filled by our board of directors.

Proxies may only be voted for the number of nominees named below, and may not be voted for a greater number of persons.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee becomes unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

The information set forth below as to the nominees for director, as well as those directors whose terms of office are continuing after the annual meeting, has been furnished to us by the individual members. The ages and other information about the nominees and our continuing directors set forth below is current as of March 30, 2007.

Nominees for election to the board of directors for a three-year term expiring at the 2010 annual meeting of stockholders

Name	Present Position with WebSideStory

Anil Arora	Director
James R. Glynn	Director
Jeffrey W. Lunsford	Director

Anil Arora, 46, has served as a member of our board of directors since August 2005. Since February 2000, Mr. Arora has been the chief executive officer of Yodlee, Inc., a provider of personal financial management software and services for the financial services industry. From 1998 to 2000, he served as a senior vice president of Gateway, Inc., a personal computer company. Previously, Mr. Arora served as a senior marketing executive for the Pillsbury business at General Mills, Inc., and for Kraft Foods Inc. Mr. Arora holds a B.S. degree in business from Rockford College and an M.B.A. from the University of Michigan.

James R. Glynn, 60, has served as a member of our board of directors since March 2004. Mr. Glynn served as the president and interim chief executive officer of Invitrogen Corporation, a publicly-held biotechnology company, from January 2003 to May 2003, at which time he retired. From July 2002 to December 2002, Mr. Glynn was an executive vice president at Invitrogen, and from June 1998 to June 2002, he served as Invitrogen’s executive vice president and chief financial officer. From July 1995 to May 1997, he served as senior vice president and chief financial officer and from May 1997 to July 1998, as chief operating officer, chief financial officer and director of Matrix Pharmaceutical, Inc., a company focusing on the treatment of cancer. Mr. Glynn holds a B.B.A. degree in accounting from Cleveland State University.

Jeffrey W. Lunsford, 41, has served as a member of our board of directors since April 2003. From April 2003 until November 2006, Mr. Lunsford served as our president, chief executive officer and chairman of the board. In addition, Mr. Lunsford served as our acting chief financial officer from April 2003 to April 2004 and from January 2006 to February 2006. Mr. Lunsford is currently the chairman of the board and chief executive officer of Limelight Networks, a position he assumed in November 2006. From September 2002 to January 2003, he was the chief executive officer of TogetherSoft Corp., a software tools company that was acquired by Borland Software Corporation. From March 1996 to August 2002, Mr. Lunsford was a senior vice president of corporate development at S1 Corporation, a data processing and software company specializing in Internet branch and call center banking applications. Prior to S1 Corporation, Mr. Lunsford was the co-founder and president of Brintech, Inc., a technology consulting firm specializing in the financial services industry. From 1988 to 1994, Mr. Lunsford served as an officer in the United States Navy. Mr. Lunsford is also currently serving as a director of Midtown Bank & Trust Company, a community bank based in Atlanta, Georgia. Mr. Lunsford holds a B.S. degree in information and computer sciences from the Georgia Institute of Technology.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE ABOVE NOMINEES

Members of the board of directors with terms that expire at the 2008 annual meeting of stockholders

Kurt R. Jaggers, 48, has served as a member of our board of directors since December 1999. Mr. Jaggers has served as a managing director of TA Associates, Inc., a private equity firm, since January 1997. From January 1993 to December 1996, Mr. Jaggers was a principal at TA Associates and from 1990 to 1992 he was a vice president of TA Associates. He is currently a director of PROS Revenue Management, 2nd Story Software, Global 360 and OpenLink Financial, all of which are privately held software companies. Mr. Jaggers received a B.S. degree and an M.S. degree in electrical engineering and an M.B.A. from Stanford University.

Douglas S. Lindroth, 40, has served as a member of our board of directors since May 2006. Mr. Lindroth is currently the chief financial officer of BakBone Software, a provider of data protection solutions, a position he assumed in April 2006. From 1997 to February 2006, Mr. Lindroth served in various capacities for Memec Group Holdings Limited, a global semiconductor distributor which was acquired by Avnet, Inc. in July 2005, culminating in the position of chief financial officer, a position he held for three years. Before that, Mr. Lindroth served as a senior audit manager with KPMG from 1990 to 1997. Mr. Lindroth graduated cum laude from San Diego State University with a BA in business administration with an emphasis in accounting. In addition to holding a CPA license in California, Mr. Lindroth is a member of the Financial Executives International, an association for senior finance executives.

James S. Mahan, III, 55, has served as a member of our board of directors since March 2004. Mr. Mahan founded S1 Corporation (Nasdaq: SONE) and served as the chairman of S1 Corporation’s board of directors from November 2000 to October 2006. Mr. Mahan also served as the chief executive officer of S1 Corporation from July 2005 until October 2006, a position he also held from 1995 to November 2000. Mr. Mahan is currently the chief executive officer of Live Oak Banking Company. Mr. Mahan is a director of American Consulting Engineers PLC, a civil engineering company, and Magnolia Credit Corporation, a bank based in Charleston, South Carolina. Mr. Mahan holds a B.S. degree in finance from Washington & Lee University.

Members of the board of directors with terms that expire at the 2009 annual meeting of stockholders

Charles J. Fitzgerald, Jr., 39, has served as a member of our board of directors since May 2002. Mr. Fitzgerald is a partner and member of various entities affiliated with Summit Partners LLC, a private equity and venture capital firm, where he has been employed since May 2001. From 1998 to May 2001, Mr. Fitzgerald was the chief executive officer of North Systems, Inc., a software vendor. In addition, Mr. Fitzgerald serves as a member of the board of directors for Global Cash Access Holdings, Inc. (NYSE: GCA), a publicly traded provider of cash access and customer relationship technologies for the gaming industry, Airborne Holdings, Inc., a marketer of premium herbal supplements, Help Systems Holdings, Inc., a provider of automation and business productivity software, and Mo Industries Holdings, Inc., a designer and wholesaler of premium branded apparel. Mr. Fitzgerald holds a B.S. degree in computer science from the Georgia Institute of Technology and an M.B.A. from Harvard Business School.

William H. Harris, Jr., 51, has served as a member of our board of directors since April 2005 and has served as the non-executive chairman of the board since November 2006. Since 2001, Mr. Harris has been a private investor, and he currently serves on the board of directors of EarthLink Inc. (NASDAQ: ELNK), an internet service provider, Global Cash Access Holdings, Inc. (NYSE: GCA), a publicly traded provider of cash access and customer relationship technologies for the gaming industry, and several private companies. From

October 1999 to March 2000, Mr. Harris served as chief executive officer of PayPal, Inc. From 1994 through 1999, Mr. Harris served as the executive vice president and then subsequently as chief executive officer of Intuit, Inc. From 1991 through 1993, Mr. Harris served as president of ChipSoft, Inc. Mr. Harris holds a B.A. degree in American Studies from Middlebury College and an M.B.A. from Harvard Business School.

James W. MacIntyre, IV, 39, has served as our president and chief executive since November 2006. Prior to assuming that position, he was the chief executive officer of our Visual Sciences subsidiary since February 2006. Mr. MacIntyre co-founded Visual Sciences, a customer analytics software and managed service business, in February 2001 and served as its chief executive officer until February 2006, when we completed our merger with Visual Sciences. From 1986 to February 2001, Mr. MacIntyre worked in various capacities for a variety of software, telecommunications and financial service companies, including various Cisneros Family held companies, Comprehensive Data Systems, Inc., OneSoft Corporation, Computer and Communications Services, Inc., Together Networks, Inc., and NextPoint Partners. Mr. MacIntyre received a bachelors degree from the University of Vermont with honors in philosophy and economics.

CORPORATE GOVERNANCE

Director Independence

A majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market listing standards. After a review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered public accounting firm, the board of directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. MacIntyre, who is our president and chief executive officer, and Mr. Lunsford, who was formerly our president and chief executive officer and the chairman of our board of directors.

In October 2006, in connection with Mr. Lunsford’s resignation, the board of directors appointed Mr. William H. Harris, Jr., one of our independent directors, as our non-executive chairman of the board.

As required under the Nasdaq Stock Market listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Persons interested in communicating with our independent directors may address correspondence to a particular director, or to the independent directors generally, in care of WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit committee, compensation committee or nominating/corporate governance committee, as appropriate.

Board Meetings; Board Attendance at Annual Meeting of Stockholders

Our board of directors held a total of 12 meetings, including telephonic meetings, during fiscal 2006. Each director attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by all committees of our board of directors on which the director served.

It is our policy to invite, but not require, the members of our board of directors to attend our annual meeting of stockholders We held an annual meeting in fiscal 2006 on May 17, 2006, at which five of the seven members of our board of directors attended the meeting.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our corporate governance documents, including our Code of Business Conduct and Ethics and the charters for the committees of our board of directors are available, free of charge, on our web site at www.websidestory.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents free of charge, to any stockholder upon written request to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

Communications with the Board of Directors

Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at 10182 Telesis Court, 6th Floor, San Diego, California 92121. Our corporate secretary will relay all such communications to our board of directors or individual members, as appropriate.

Board Committees

The following table provides membership information as of December 31, 2006 for the board of directors’ audit committee, compensation committee and nominating/corporate governance committee:

Committee
Nominating/Corporate
Director	Audit		Compensation		Governance

Anil Arora	—		—		—
Charles J. Fitzgerald, Jr.	—		X		X (Chair	)
James R. Glynn	X (Chair	)	—		X
William H. Harris, Jr.	—		X		—
Kurt R. Jaggers	—		X (Chair	)	—
Douglas S. Lindroth	X		—		—
Jeffrey W. Lunsford	—		—		—
James W. MacIntyre, IV	—		—		—
James S. Mahan, III	X		—		X

In January 2007, Mr. Jaggers stepped down from his position as chair of the compensation committee and was replaced in such capacity by Mr. Arora.

Below is a description of each committee referred to above. Our board of directors has determined that each member of each of our audit committee, compensation committee and nominating/corporate governance committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to WebSideStory.

Audit Committee.  The audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the audit committee is available in the Investor Relations section of our web site at www.websidestory.com. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent registered public accounting firm;

•	recommending to our board of directors the engagement of our independent registered public accounting firm and oversight of the work of our independent registered public accounting firm;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates and new accounting policies;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	reviewing our financing plans and reporting recommendations to our full board of directors for approval and to authorize action.

The audit committee currently consists of Messrs. Glynn (chairman), Lindroth and Mahan, each of whom is an independent director under the Nasdaq Stock Market listing standards. Our board of directors has determined that Mr. Glynn qualifies as an “audit committee financial expert,” as defined by the SEC’s rules and regulations. The audit committee held a total of eight meetings, including telephonic meetings, during fiscal 2006.

Compensation Committee.  The compensation committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the compensation committee is available in the Investor Relations section of our web site at www.websidestory.com. The functions of this committee include:

•	reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.

The compensation committee currently consists of Messrs. Arora (chairman), Fitzgerald and Harris, each of whom is an independent director under the Nasdaq Stock Market listing standards. The compensation committee held 12 meetings, including telephonic meetings, during fiscal 2006.

Nominating/Corporate Governance Committee.  The nominating/corporate governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. A copy of the charter for the nominating/corporate governance committee is available in the Investor Relations section of our web site at www.websidestory.com. The functions of this committee include:

•	identifying qualified candidates to become members of our board of directors;

•	selecting nominees for election to the board of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our board of directors;

•	developing and recommending to our board of directors our corporate governance guidelines; and

•	overseeing the evaluation of our board of directors.

The nominating/corporate governance committee currently consists of Messrs. Fitzgerald (chairman), Glynn and Mahan, each of whom is an independent director under the Nasdaq Stock Market listing standards. The nominating/corporate governance committee held a total of two meetings, including telephonic meetings, during fiscal 2006.

Director Nomination Process

Director Qualifications.  The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

There are no stated minimum qualifications for director nominees. The nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent directors under the Nasdaq Stock Market listing standards.

Identification and Evaluation of Nominees for Directors.  The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of the board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls the board of directors and members of management for their recommendations. The nominating/corporate governance committee may also seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by various members of our board of directors as well as executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to the board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominees of the nominating/corporate governance committee for election to the board of directors for a three year term expiring at the 2010 annual meeting of stockholders are Messrs. Arora, Glynn and Lunsford, all of whom are existing members of our board of directors. Mr. Arora was initially recommended for appointment to the board by our then chief executive officer; Mr. Glynn was initially recommended for appointment to the board by one of our non-management directors; and Mr. Lunsford was appointed to the Board in April 2003 in connection with his commencement of employment with the company as its president and chief executive officer.

We have not received director candidate recommendations for the annual meeting from our stockholders. Our policy is to evaluate any recommendations received from stockholders in the same manner that potential nominees suggested by board members, management or other parties are evaluated by the nominating/corporate governance committee.

Stockholders interested in submitting director recommendations to the nominating/corporate governance committee should submit such recommendations in writing to the nominating/corporate governance committee, c/o Corporate Secretary, 10182 Telesis Court, 6th Floor, San Diego, California 92121. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our board of directors. In addition, the stockholder must include the written consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation or nomination. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate, the recommendation must be received by our corporate secretary at our principal executive offices by the deadline for submitting proposals to be included in the proxy statement for the next annual stockholders meeting, as described above under the heading “When are stockholder proposals due for next year’s annual meeting?” Recommendations received after such date will likely not be timely for consideration in connection with that year’s annual meeting of stockholders.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that members of the board expend in fulfilling their duties to us as well as the skill-level required by the company of members of the Board.

We have adopted a non-employee director compensation policy which provides for the payment of both cash and equity compensation to the non-employee members of our board of directors. Pursuant to this policy, each non-employee director at the time of our initial public offering who did not hold any options to purchase our common stock at such time was granted an option to purchase 35,000 shares of common stock. In addition, all new non-employee directors are automatically granted an option to purchase 35,000 shares of our common stock on the date of their initial election to the board of directors. Once any non-employee director is fully vested in his or her outstanding option grant, he or she will be automatically granted a new option to purchase 35,000 shares of our common stock on the first day after his or her existing options become fully vested, except under circumstances specified in our non-employee director compensation policy. In addition, under the non-employee director compensation policy the chairman of the company’s audit committee is granted an additional option to purchase 20,000 shares of our common stock.

All options granted to our non-employee directors have an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined under our 2004 Equity Incentive Award Plan. Each option granted to a non-employee director under the non-employee director compensation policy vests over a four-year period with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remaining shares subject to the option vesting in equal monthly installments over the following three-year period, subject to the director’s continuing service on our board of directors on such dates.

In September 2006, we amended the non-employee director compensation policy to provide for the payment of certain cash compensation to each non-employee director commencing with the quarter ended September 30, 2006. Pursuant to the amended non-employee director compensation policy, each non-employee director will receive a cash payment of $25,000 annually, and each such non-employee director will also be eligible to receive additional cash payments of (x) $10,000 annually for serving as the chair of (i) the audit committee, (ii) the compensation committee or (iii) the nominating/corporate governance committee and (y) $5,000 annually for being a member (other than the chair) of (i) the audit committee, (ii) the compensation committee or (iii) the nominating/corporate governance committee, provided that in no event will any non-

employee director be eligible to receive more than $35,000 per calendar year for such board and committee service.

In October 2006, in connection with his resignation as our president, chief executive officer and chairman of the board (but not as a member of our board of directors), Mr. Lunsford agreed that he would continue to serve as a member of the board without non-employee director compensation until the 2007 annual meeting of stockholders, and we agreed that if Mr. Lunsford is reelected to the board at the 2007 annual meeting of stockholders, he would receive compensation as a non-employee director following his reelection. Thus, if Mr. Lunsford is reelected, he will be granted an option to purchase 35,000 shares of our common stock on his reelection date with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined under our 2004 Equity Incentive Award Plan, and he will receive a cash payment as a non-employee director of $25,000 annually, in each case as more fully described above.

Director Compensation

The following table summarizes the compensation we paid to non-employee directors for fiscal 2006.

	Fees
	Earned or	Stock	Option	All Other
Name(1)	Paid in Cash	Awards	Awards(2)(3)	Compensation	Total

Anil Arora	$12,500	$—	$102,877	$—	$115,377
Charles J. Fitzgerald, Jr.	20,000	—	34,077	—	54,077
James R. Glynn	20,000	—	38,297	—	58,297
William H. Harris, Jr.	15,000	—	53,199	—	68,199
Kurt R. Jaggers	17,500	—	34,077	—	51,577
Douglas S. Lindroth	15,000	—	64,767	—	79,767
James S. Mahan, III	17,500	—	7,898	—	25,398

(1)	James W. MacIntyre, IV, who is currently president and chief executive officer, is not additionally compensated for his service as a director. Jeffrey W. Lunsford, who served as our president and chief executive officer until November 2006, also did not receive additional compensation for his service as a director in 2006.

(2)	Reflects the dollar amount recognized as 2006 compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006 for awards granted in 2006 and prior years, calculated in accordance with SFAS No. 123R, but disregarding estimates for forfeitures related to service-based vesting conditions. For information regarding assumptions made in connection with the valuation of equity awards for purposes of calculating compensation expense, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC. As of December 31, 2006, each director named in the table above had outstanding options to purchase the following numbers of shares: Anil Arora, 35,000 shares; Charles J. Fitzgerald, Jr., 35,000 shares; James R. Glynn, 62,857 shares; William H. Harris, Jr., 35,000 shares; Kurt R. Jaggers, 35,000 shares; Douglas S. Lindroth, 35,000 shares; and James S. Mahan, III, 42,857 shares.

(3)	The grant date fair value of the options issued is as follows: Anil Arora, $254,027; Charles J. Fitzgerald, Jr., $135,069, James R. Glynn, $133,842; William H. Harris, Jr., $155,969; Kurt R. Jaggers, $135,069; Douglas S. Lindroth, $187,857; James S. Mahan, III, $44,717.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and has directed that management submit the appointment of the independent registered public accounting firm to the stockholders for ratification at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended December 31, 1996 and through the fiscal year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote either in person or by proxy at the annual meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2

Audit and All Other Fees

The aggregate fees billed to our company by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for the indicated services were as follows:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$1,329,563	$1,067,702
Audit-Related Fees(2)	$—	$150,587
Tax Fees(3)	$—	$11,000
All Other Fees	$—	$—

(1)	Audit Fees consisted of fees billed for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those fiscal years. In each of fiscal 2006 and 2005, these fees also included professional services related to the audit of our internal control over financial reporting.

(2)	Audit-Related Fees in fiscal 2005 consisted of fees billed for professional services performed by PricewaterhouseCoopers LLP related to the restatement of our 2004 annual consolidated financial statements and the interim consolidated financial information for the quarters ended March 31, 2005 and June 30, 2005. In fiscal 2005, these fees also included professional services related to the acquisition of Avivo Corporation.

(3)	Tax Fees in fiscal 2005 consisted of fees billed for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services by Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related and tax fees described above were pre-approved by our audit committee. The audit committee may delegate to one or more designated members of the audit committee the authority to grant the required pre-approvals, provided that such approvals are presented to the audit committee at a subsequent meeting.

AUDIT COMMITTEE REPORT

The audit committee of WebSideStory’s board of directors is comprised solely of independent directors, as defined by the listing standards of the Nasdaq Stock Market, and operates pursuant to a written charter adopted by the board of directors. The audit committee is responsible for monitoring and overseeing management’s conduct of WebSideStory’s financial reporting process, WebSideStory’s systems of internal accounting and financial controls, and the independent audit of WebSideStory’s financial statements by PricewaterhouseCoopers LLP, WebSideStory’s independent registered public accounting firm.

In this context, the audit committee has reviewed and discussed the audited financial statements of WebSideStory as of and for the year ended December 31, 2006 with both management and PricewaterhouseCoopers LLP. Specifically, the audit committee has discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The audit committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect as adopted by the Public Company Accounting Oversight Board, and it has discussed with PricewaterhouseCoopers LLP the issue of its independence from WebSideStory.

Based on the audit committee’s review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in WebSideStory’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee
James R. Glynn, Chair
Douglas S. Lindroth
James S. Mahan, III

MANAGEMENT

Our executive officers and their ages as of April 13, 2007 are as follows:

Name	Age	Present Position with the Company

James W. MacIntyre, IV	39	President and Chief Executive Officer
Claire Long	39	Chief Financial Officer
Aaron Bird	32	Senior Vice President, Services East
Robert Chatham	48	Senior Vice President, Education
Dru Greenhalgh	35	Senior Vice President, General Counsel and Secretary
Daniel Guilloux	59	Senior Vice President, EMEA
Ray Rauch	37	Senior Vice President, Services West
Christopher Reid	48	Senior Vice President, Sales
Sheryl Roland	51	Senior Vice President, Administration
David Rosenthal	26	Senior Vice President, Development
Brian Sullivan	35	Senior Vice President and General Manager, Search and Content Solutions
Pelin Wood	38	Senior Vice President, Marketing

James W. MacIntyre’s biography is included with those of the other members of our board of directors above.

Claire Long has served as our chief financial officer since February 2006. Prior to joining WebSideStory, Ms. Long was the director of finance and corporate controller of Memec Group Holdings Limited, a global semiconductor distributor which was acquired by Avnet, Inc. in July 2005, since July 2003. From September 2002 until July 2003, Ms. Long was the director of finance at Charlotte Russe Holdings, Inc., a publicly-held retailer of women’s clothing. From October 1999 to December 2001, Ms. Long served in various capacities with Sun International Resorts, Inc., an owner of casino resorts, culminating in her position as the executive director of finance. Ms. Long also worked as an auditor for Price Waterhouse LLP for approximately 2 1/2 years and in the auditing group of Arthur Andersen LLP for more than 2 years. Ms. Long is a certified public accountant and holds a BSBA from the University of Hartford.

Aaron Bird has served as our senior vice president, services east since December 2006. Mr. Bird joined Visual Sciences in November 2002 and served as vice president, technical services where he was responsible for running the implementation, training and support teams. Prior to Visual Sciences, he was a director at AnalytX, a software firm specializing in private equity and venture capital management software, from October 2001 to November 2002. Prior to that, Mr. Bird served as director of professional services at OneSoft Corporation from April 1997 to October 2001. Before that, Mr. Bird led the creative team at DataStream, Inc., a software and services company, from June 1995 to March 1997. Mr. Bird holds a Bachelor of Science degree in graphic design, with a minor in computer sciences from the University of Kentucky.

Robert Chatham has served as our senior vice president, education since December 2006. Mr. Chatham joined Visual Sciences in December 2005 as its chief marketing officer. Prior to Visual Sciences, Mr. Chatham was an analyst at Forrester Research from 1996 to December 2005 where his work covered strategy, technology and services for managing multi-channel customer relationships. Prior to Forrester, Mr. Chatham managed sales and marketing teams at Centerline Software, a UNIX software development tools vendor, from 1998 to 1994, and worked at Bolt, Beranek and Newman Inc. as a programmer and product manager for parallel computing and clinical and industrial data analysis systems from 1991 to 1998. Mr. Chatham holds a B.A. in computer science with high honors from Colgate University.

Dru Greenhalgh joined WebSideStory in December 2005 as vice president, general counsel and secretary. In December 2006, he was named a senior vice president and continues to serve as general counsel and secretary. Prior to joining WebSideStory, Mr. Greenhalgh was an associate in the corporate department of Latham & Watkins LLP from November 1996 until December 2005. Mr. Greenhalgh received his J.D. from the UCLA School of Law and graduated magna cum laude from the University of California at San Diego with a B.A. in political science and history.

Daniel Guilloux has served as our senior vice president, EMEA since December 2006. From April 2000 until December 2006, Mr. Guilloux was our general manager, European operations. From 1992 to March 2000, he was director of European operations for Network Computing Devices, Inc., a provider of client desktop management solutions. Mr. Guilloux holds a physics degree from Orsay University in Paris.

Ray Rauch joined WebSideStory in April 2004 and has served as senior vice president, services west since December 2006. Prior to that, Mr. Rauch held a number of positions at WebSideStory, most recently as vice president, customer support. Prior to joining WebSideStory, Mr. Rauch co-founded ConnectHere Communications, a master telecommunications agent company, in August 2000 and worked for ConnectHere in various capacities from August 2000 to April 2004. From February 2001 to April 2003, Mr. Rauch also provided internet technologies consulting services to Verio, an NTT Communications company that provides web hosting and managed services. From March 1997 to July 2000, Mr. Rauch was the general manager at Artex Networks, a network integration company.

Christopher Reid has served as our senior vice president, sales since February 2003. From June 2001 to January 2003, he was the regional vice president, sales at Torchquest, Inc., an information technology analytics solutions provider, and from April 1993 to May 2001, as a regional vice president of sales at MERANT plc, an e-business software company, which was acquired by Serena Software, Inc. Mr. Reid holds a B.S. degree in management from Oregon State University.

Sheryl Roland has served as our senior vice president, administration since December 2006. From April 2000 until December 2006, Ms. Roland was our vice president, human resources. Prior to joining WebSideStory, she served as vice president, human resources at ENCAD, Inc., a provider of digital image printing technology, from 1997 to March 2000. Prior to that, Ms. Roland was vice president, human resources at The Upper Deck Co., a manufacturer of sports trading cards and memorabilia, from 1992 to 1996. Ms. Roland has also held senior human resources management positions at Taco Bell Corporate and General Electric. Ms. Roland earned her B.A. in psychology from UCLA and has an M.S. in counseling psychology from San Jose State University.

David Rosenthal has served as our senior vice president, development since December 2006. Prior to that, Mr. Rosenthal served as a lead architect of Visual Sciences’ software product team since its inception in February 2001. David Rosenthal holds a Bachelor’s degree in computer science from the Massachusetts Institute of Technology.

Brian Sullivan has served as our senior vice president, and general manager, search and content solutions since December 2006. Mr. Sullivan joined WebSideStory in May 2005 in connection with our acquisition of Avivo Corporation d/b/a Atomz. Mr. Sullivan began working for Atomz in August 2001 and held a number of positions during his tenure with Atomz culminating in the position of vice president, professional services. From September 2000 to August 2001, Mr. Sullivan was the director of product development with Business 2.0 Magazine where he managed web site operations. Prior to that, Mr. Sullivan worked as a product manager for IDrive from March 2000 to September 2000 and for Yosho from November 1998 to March 2000. Mr. Sullivan has also lectured on web site best practices for the Stanford Professional Web Publishing Course.

Pelin Wood has served as our senior vice president, marketing since December 2006. From October 2004 to December 2006, Ms. Wood served as our vice president, product marketing. Prior to joining WebSideStory, Ms. Wood served as the vice president of marketing for Inasoft, a configuration management software vendor, from June 2003 to September 2004. Prior to Inasoft, Ms. Wood served as the director of product marketing for Peregrine Systems, a service and asset management software vendor, from April 1999 to June 2003. Ms. Wood has also held senior marketing, product management and engineering positions with Wright Strategies, Phoenix Technologies and Woodward-Clyde Consultants. Ms. Wood holds Master of Business Administration, Master of Engineering and Bachelor of Science degrees from Cornell University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork — an environment that rewards commitment and performance and is responsive to the needs of our employees. The objectives of our compensation and benefits programs for our employees, including our named executive officers, are to:

•	attract, engage and retain the workforce that helps ensure our future success;

•	motivate and inspire employee behavior that fosters a high-performance culture;

•	support a cost-effective and flexible business model;

•	reinforce key business objectives; and

•	align employee interests with stockholder interests.

Most of our compensation elements simultaneously fulfill one or more of these objectives. These elements consist of (1) base salary, (2) performance bonus, (3) long-term equity incentives, (4) retirement savings opportunity and (5) perquisites, health and welfare benefits and other compensation. Each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, linking individual performance to the company’s performance, or by ensuring healthy employees. Each of these compensation elements is described in more detail below.

Compensation Determination Process

The compensation committee develops, reviews and approves each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually and regularly assesses the effectiveness and competitiveness of the program.

In the first quarter of each year, the compensation committee typically reviews the performance of each of our named executive officers during the previous year. In connection with this review, the compensation committee reviews and adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance, approves elements of the incentive bonus program for the current year, including target bonuses and corporate objectives, and grants annual refresher stock option awards to our named executive officers and certain other eligible employees. Our chief executive officer, with the assistance and support of the human resources department and the other executive officers, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our chief executive officer to obtain recommendations with respect to the company’s compensation programs and practices generally. The compensation committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

Our chief executive officer attends some of the compensation committee meetings, but the compensation committee also holds executive sessions not attended by any members of management or non-independent directors as needed from time to time. The compensation committee discusses our chief executive officer’s compensation package with him, but makes decisions with respect to his compensation without him present. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The compensation committee has delegated to Mr. MacIntyre, our chief executive officer and president, the authority to make salary and target bonus adjustments for employees below the vice president level who earn less than $150,000 in annual salary, and to grant stock options to these individuals in an amount not to exceed

11,500 shares per employee per year. However, the compensation committee has not delegated any of its authority with respect to the compensation of, or awards of long-term incentives to, our executive officers.

In making compensation decisions, it has been the practice of the compensation committee to review the historical levels of each element of a named executive officer’s total compensation and to compare each element with that of the executive officers in an appropriate market comparison group, which includes other comparable companies within our industry, other high-technology companies of similar size in terms of revenue and market capitalization, and companies which are otherwise relevant. In the first quarter of 2006, the comparison of each named executive officer’s compensation to market compensation data was prepared by our internal human resources staff without the assistance of a compensation consultant. Our staff referred to, among other things, the Radford Industry Trend Survey, as well as an informal survey of proposed San Diego merit-based salary increases. This data was then presented to our chief executive officer and the compensation committee pursuant to the process described above.

However, we do not believe that it is appropriate to establish compensation levels based solely on benchmarking. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine named executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and to retain them to continue their careers with WebSideStory on a cost-effective basis.

Base Salaries

In general, base salaries for our named executive officers are initially established through arms-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and competitive salary information for companies that are comparable to ours. We have entered into employment agreements or employment offer letters with each of our named executive officers setting forth their initial base salaries. Base salaries of our named executive officers are reviewed annually and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases take into account the executive officer’s current salary and the amounts paid to the executive officer’s peers outside the company. In addition to considering the competitive pay practices of other companies, we also consider the amounts paid to an executive officer’s peers inside the company by conducting an internal analysis which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective and contingent on the achievement of performance objectives.

In early 2006, the compensation committee reviewed the base salaries for all of the named executive officers employed by us at that time and set the base salaries to be in effect during 2006. These base salaries were set based on the compensation committee’s analysis of the foregoing factors. The initial annual base salary for Claire Long, our chief financial officer, was set at $190,000 by the compensation committee through negotiations with Ms. Long in connection with her commencement of employment in February 2006. In

November 2006, the compensation committee increased Ms. Long’s annual base salary to $250,000 due to increases in her job responsibilities and due to her exemplary individual performance during the year. In addition, during 2006, and in particular following the resignation of Mr. Lunsford and appointment of Mr. MacIntyre as our chief executive officer in November 2006, our management team was realigned. This realignment resulted in a substantial increase in responsibilities for Mr. Bird, and in connection with that increase, the compensation committee increased Mr. Bird’s annual base salary from $150,000 to $175,000 in November 2006. The actual base salaries paid to all of our named executive officers for 2006 are set forth in the “Summary Compensation Table” below.

In February 2007, the compensation committee set annual base salaries for our current executive officers to be in effect until the next annual review. The 2007 base salaries for our current executive officers who were named executive officers in 2006 are as follows:

James W. MacIntyre, IV	$375,000
Claire Long	$250,000
Aaron Bird	$200,000
Robert Chatham	$200,000
Daniel Guilloux	$228,000

The base salaries for Mr. MacIntyre, our chief executive officer, and Mr. Lunsford, our former chief executive officer, are discussed in more detail below under the heading “— Chief Executive Officer Compensation.”

Performance Bonuses

It is the compensation committee’s objective to emphasize pay-for-performance and to have a significant percentage of each named executive officer’s total compensation contingent upon the company’s performance, as well as upon his or her individual level of performance and contribution toward the company’s performance.

WebSideStory Incentive Bonus Programs.  The compensation committee established an incentive bonus program for specified WebSideStory employees in early 2006. The incentive bonus program is an annual cash-based, pay-for-performance incentive program, and its purpose is to motivate and reward eligible employees for their contributions to strong annual business performance by making a substantial portion of their cash compensation variable and dependent upon the company’s annual financial performance. Based on these objectives, the compensation committee developed and approved specific performance measures for use during fiscal 2006 under our WebSideStory incentive bonus program, in which eligible employees, including several of our named executive officers, participated during fiscal 2006.

For 2006, the financial performance measures under the WebSideStory incentive bonus program consisted of non-GAAP revenue and non-GAAP earnings per share, which objectives were equally weighted, and were set at three levels of performance (threshold, target and maximum), each of which was tied to a successively higher level of reward. Non-GAAP revenue was defined as GAAP revenue plus an add back for the amount of deferred revenue recorded on WebSideStory’s beginning balance sheet following the Visual Sciences merger, which Visual Sciences would have recognized during fiscal 2006 had the merger not occurred. Non-GAAP earnings per share was defined as GAAP net income plus the difference between non-GAAP and GAAP revenue (as described above) and adding back to GAAP net income GAAP expenses or benefits related to the amortization of intangibles, stock-based compensation, non cash taxes and non cash interest, divided by the diluted stock count that would have been used had the company had GAAP net income instead of GAAP net loss. The financial performance objectives represented a reasonable estimate of our anticipated performance during fiscal 2006 at the commensurate performance levels. For example, the “threshold” level of performance represented the minimum level of acceptable performance in the view of the compensation committee. The “maximum” performance level, on the other hand, represented attainment of exemplary results and was challenging for the officers to achieve. In addition, the compensation committee also established an incentive bonus program for Mr. Guilloux which was based on European revenue, bookings and net income metrics.

The threshold, target and maximum bonus amounts for each of Mr. Lunsford, Ms. Long, Mr. Guilloux and Mr. Van Baalen, our named executive officers who participated in the WebSideStory incentive bonus programs for fiscal 2006, are reflected in the Grants of Plan-Based Awards Table below under the columns entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” The target bonus amount for Ms. Long was increased $10,000 by the compensation committee in November 2006 due to increases in her job responsibilities and due to her exemplary individual performance during the year. The increased target bonus amount for Ms. Long is reflected in the “Grants of Plan-Based Awards” table below.

Bonuses are paid under the incentive bonus program only if the company meets the financial objectives established at the beginning of the year. The incentive bonus that any particular employee is eligible to earn is established as a percentage of the individual’s target bonus. In particular, the potential bonuses for which the executive officers were eligible ranged from no payment if the goals were below the “threshold” level, to 75% of the target bonus if the “threshold” level goals were met, to 100% of target bonus if the “target” level goals were met, and to 125% of target bonus if the “maximum” level goals were attained. Following the end of fiscal 2006, we compared the company’s actual performance to the predetermined performance measures for the year specified in early fiscal 2006. For 2006, performance fell just below the maximum performance level for the non-GAAP revenue performance objective, although performance exceeded the maximum performance level for the non-GAAP earnings per share performance objective. As a result of the company’s superior non-GAAP earnings per share performance, even in light of certain non-recurring expenses that reduced non-GAAP earnings per share but which were not excluded from the calculations for purposes of the incentive bonus plan, the compensation committee determined that bonuses would be paid under the incentive bonus program at the maximum level, or 125% of target. The bonuses paid to Ms. Long, Mr. Guilloux and Mr. Van Baalen, our named executive officers who participated in the WebSideStory incentive bonus programs for fiscal 2006 and received bonus awards, are reflected in the “Summary Compensation Table” under the column entitled “Non-Equity Incentive Plan Compensation.” Due to their resignations, Messrs. Lunsford and Willardson did not receive bonus awards in 2006.

Our compensation committee is currently in the process of establishing a new WebSideStory incentive bonus program for fiscal 2007. Each of our current executive officers who were named executive officers for 2006 will participate in this plan. We expect that the 2007 incentive bonus program will contain both quarterly and annual components. We currently anticipate that performance bonuses payable to some executive officers relating to fiscal 2007 will be based solely on the achievement of company-wide goals. However, for certain executive officers we expect that a specified portion of such executive officer’s performance bonus will be based on the achievement of company-wide financial performance goals and the remaining portion of such executive officer’s performance bonus will be based on individual performance goals established by the compensation committee with input from the chief executive officer. We expect that these company-wide and individual performance goals will be set at multiple levels of performance (for example, threshold, target and maximum), each of which will be tied to a successively higher level of reward. As was the case in 2006, we anticipate that the “threshold” level of performance will represent the minimum level of acceptable performance in the view of the compensation committee, and the “maximum” performance level will represent attainment of exemplary results and will be challenging for the officers to achieve. The compensation committee will reserve the ability to award greater bonuses than would be paid under the bonus program for extraordinary personal performance, market adjustments or other reasons.

For 2007, the “target” bonus amounts for those of our named executive officers who are currently serving as executive officers are as follows: Mr. MacIntyre, $225,000; Ms. Long, $125,000; Mr. Bird, $100,000; Mr. Chatham, $75,000; and Mr. Guilloux, $113,000.

Visual Sciences, LLC Discretionary Bonus Plans.  Some of our named executive officers participated in the Visual Sciences, LLC 2006 discretionary bonus plans. At the time of our merger with Visual Sciences in February 2006, Visual Sciences already had adopted and budgeted for a 2006 discretionary bonus plan. We elected to continue these bonuses for Visual Sciences employees in 2006 following the merger, including for Messrs. Bird and Chatham. Bonuses under this plan were paid quarterly, in amounts determined by Mr. MacIntyre, the chief executive officer of Visual Sciences, in his discretion based upon his evaluation of each employee’s individual quarterly performance and the overall performance of Visual Sciences. Also, in

October 2006, our compensation committee established an additional discretionary bonus pool for Visual Sciences’ employees (other than Mr. MacIntyre and one other officer of Visual Sciences who participated in a separate executive bonus plan) in the aggregate amount of $400,000 (which amount was increased to $443,000 in January 2007) to reward Visual Sciences’ employees for their superior performance to date in 2006 and to provide additional incentives for the remainder of 2006. Bonuses under the additional discretionary bonus plan were paid in a single lump sum at year end, in amounts determined by Mr. MacIntyre in his discretion based upon his evaluation of individual employee performance and each such employee’s contribution to the strong results achieved by Visual Sciences in 2006. The aggregate discretionary bonuses paid to Messrs. Bird and Chatham, our named executive officers who participated in the Visual Sciences discretionary bonus plans for fiscal 2006, are reflected in the Summary Compensation Table below under the column entitled “Bonus.”

During 2006 our compensation committee also established the Visual Sciences 2006 Executive Bonus Plan for Mr. MacIntyre and for another officer of Visual Sciences. The terms of the Visual Sciences 2006 Executive Bonus Plan and the bonus paid to Mr. MacIntyre thereunder are described below under the heading “— Chief Executive Officer Compensation — James W. MacIntyre, IV.”

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders and to provide each named executive officer with an incentive to manage WebSideStory from the perspective of an owner with an equity stake in the business. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the company, the size of prior grants and competitive market data. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe the options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

Consistent with the process in place in prior years, annual grants of options are typically approved by the compensation committee during the first quarter of the year. While the vast majority of stock option awards to our employees have been made pursuant to our annual grant program, the compensation committee retains discretion to make stock option awards to employees at other times, including in connection with the hiring of an employee, the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee. We have not granted any equity awards other than stock options to date, except for grants of restricted stock made to employees of Visual Sciences in connection with the merger in February 2006 and one other restricted stock grant made to an employee in connection with his commencement of employment with the company.

The exercise price of each stock option grant is the fair market value of WebSideStory common stock on the grant date, which our equity incentive plans define to be the closing price of our common stock on the Nasdaq Global Market on the trading day immediately prior to the date of grant. Except as otherwise described in this proxy statement, stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the option grant and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. For a description of certain accelerated vesting provisions applicable to such options, see “2006 Summary Compensation — Equity Compensation and Other Benefit Plans” below. We do not have any security ownership requirements for our named executive officers.

In January 2006, the compensation committee awarded annual refresher stock option grants to our named executive officers employed as of that date in accordance with the factors described above. These refresher stock option grants to such named executive officers are reflected in the Grants of Plan-Based Awards Table below.

In February 2006 in connection with the hiring of Claire Long, our chief financial officer, the compensation committee approved the grant to her of stock options to purchase 70,000 shares of our common stock. This award was determined based on the factors described above. In November 2006, our compensation committee awarded stock option grants of 50,000 shares and 15,000 shares to Ms. Long and Mr. Bird, respectively, to reflect the substantial increases in the responsibilities assumed by these individuals.

Messrs. Bird and Chatham were employees of Visual Sciences at the time of the merger in February 2006. In connection with the merger, WebSideStory granted restricted stock to employees of Visual Sciences holding options to purchase Visual Sciences equity interests, including Messrs. Bird and Chatham. These restricted stock awards vested on January 30, 2007, in accordance with their terms, which were determined at the time of the merger. These restricted stock awards granted to Messrs. Bird and Chatham are reflected in the Grants of Plan-Based Awards Table below.

In December 2006, our compensation committee resolved to grant stock options to each of our current executive officers who were named executive officers for 2006 with such grants to be effective in January 2007. These stock option grants were authorized in connection with the management realignment and the substantial increases in the responsibilities assumed by these individuals as a result of the realignment. These stock option grants were determined based on the compensation committee’s evaluation of the factors described above and are as follows: Ms. Long, 20,000 shares; Mr. Bird, 50,000 shares; and Mr. Chatham, 20,000 shares. Each of these stock option grants vests over four years in accordance with our standard vesting schedule.

The stock awards to Mr. Lunsford and Mr. MacIntyre during 2006 and early 2007 are described in more detail below under the heading “— Chief Executive Officer Compensation.”

Retirement Savings

All of our full-time employees in the United States are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $15,500 in 2007 and to have the amount of this reduction contributed to our 401(k) plan. We have adopted a matching provision for 50% of the first 4% of compensation that is contributed by each participating employee. The company’s matching contributions vest in four equal installments on each of the first four anniversaries of the participating employee’s service with us. We do not provide any other retirement or deferred compensation benefits to our named executive officers, with the exception of certain statutory pension benefits provided to Mr. Guilloux. In 2006, we made payments in the aggregate amount of $55,660 under statutory pension arrangements for the benefit of Mr. Guilloux.

Perquisites, Health and Welfare Benefits and Other Compensation

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits.  Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that the company has a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites.  We do not generally provide significant perquisites or personal benefits to our named executive officers.

During 2006, we did, however, agree to provide Mr. MacIntyre with certain travel, housing and relocation benefits in connection with his future relocation to San Diego, California as a result of his appointment as our chief executive officer in November 2006. These benefits are described below under the heading “— Chief Executive Officer Compensation.”

From time to time, Mr. Lunsford, a private pilot, used his own aircraft to travel on company business in lieu of traveling on commercial airlines. In those instances, we reimbursed Mr. Lunsford for his transportation costs on company business at the rate of $400 per hour of flight time. We reimbursed Mr. Lunsford a total of $11,862 for the use of his personal plane for company business in fiscal 2006.

Also, Daniel Guilloux, our senior vice president, EMEA, receives certain additional benefits as a result of his assignment in our European office, as described in his previously disclosed employment agreement. Specifically, Mr. Guilloux receives a vacation allowance, a monthly car allowance, reimbursement for fuel and maintenance costs for his car, and reimbursement of 60% of the premiums on his health care insurance. These benefits are set forth in the Summary Compensation Table below under the column entitled “Other Compensation.”

Chief Executive Officer Compensation

The compensation committee believes that the total compensation of our chief executive officer is largely based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the chief executive officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our company’s performance, and makes adjustments to such compensation, if appropriate.

In addition, the compensation committee reviewed chief executive officer compensation in October 2006 in connection with the resignation of our former CEO and our appointment of a new CEO. As noted above, Mr. Lunsford served as our president and chief executive officer until November 19, 2006, at which time Mr. Lunsford’s resignation became effective. Mr. MacIntyre, who co-founded Visual Sciences in February 2001 and continued to serve as its chief executive officer following our merger in February 2006, was promoted to president and chief executive officer of WebSideStory following Mr. Lunsford’s resignation in November 2006. In October 2006, the compensation committee retained Radford Consulting Group, an executive compensation consulting firm, to provide the compensation committee with a review and analysis of competitive CEO compensation packages to support the committee’s efforts to retain Mr. Lunsford as our CEO (he was being recruited by a privately-held company in a different industry), and of competitive compensation packages typically paid to a newly-hired CEO of a comparably-sized company in the software industry. Radford’s study reviewed and analyzed CEO salary, target bonus and equity compensation levels for a group of 19 publicly-held software companies with annual revenues between $50 million and $200 million, and provided analysis and recommendations regarding incumbent and newly-hired CEO compensation packages. The compensation committee considered this information when negotiating a new compensation package with Mr. MacIntyre as the newly-appointed president and chief executive officer of WebSideStory.

James W. MacIntyre, IV.  In connection with Mr. MacIntyre’s promotion, the company entered into an Executive Employment Agreement with Mr. MacIntyre, the material terms of which are described below under “2006 Summary Compensation — Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — Employment Agreement with Mr. MacIntyre.”

In connection with his appointment, the compensation committee approved an increase to Mr. MacIntyre’s annual base salary to $375,000, which was the same annual salary paid to Mr. Lunsford and was the initial salary agreed to by the parties during the negotiation of Mr. MacIntyre’s new employment agreement. Pursuant to the employment agreement, Mr. MacIntyre was eligible to receive a performance bonus for 2006 under the 2006 Visual Sciences Executive Bonus Plan described below, and he is eligible to receive a performance bonus each fiscal year commencing in fiscal 2007 that is determined by the compensation committee and is based upon Mr. MacIntyre’s achievement of goals and objectives as determined by the compensation committee and Mr. MacIntyre.

In October 2006, our compensation committee established the Visual Sciences 2006 Executive Bonus Plan for Mr. MacIntyre and one other officer of Visual Sciences to motivate these key executives to lead Visual Sciences to achieve its financial goals during the second half of 2006. Under this bonus plan, a target bonus pool of an aggregate of $190,000 was established for payment to the participants based on Visual Sciences’ achievement of target levels of operating income for the last six months of the year. If the Visual Sciences business unit achieved the target level of operating income, then the two officers were entitled to receive 100% of their target bonuses set by the compensation committee. However, bonuses under the Visual Sciences 2006 Executive Bonus Plan were to be adjusted above or below the target bonus amounts for the two officers according to a formula, if the business unit achieved above or below the target level of operating income established by the compensation committee. Mr. MacIntyre’s target bonus under the Visual Sciences 2006 Executive Bonus Plan was $110,000. Under that bonus plan, Mr. MacIntyre received an aggregate bonus of $125,000 for fiscal 2006.

Mr. MacIntyre’s initial performance bonus target for fiscal 2007 under the WebSideStory incentive bonus program is $225,000, representing an initial target bonus equal to 60% of Mr. MacIntyre’s annual base salary, which was the same target bonus that was previously established for Mr. Lunsford and was the target amount agreed to by the parties during the negotiation of Mr. MacIntyre’s new employment agreement. Mr. MacIntyre’s salary and target performance bonus are subject to increase upon review annually by and at the sole discretion of the compensation committee.

With regard to equity incentive compensation, in connection with Mr. MacIntyre’s appointment as our chief executive officer, we agreed to grant Mr. MacIntyre a non-qualified stock option in November 2006 to purchase 400,000 shares of our common stock. In addition, we agreed to grant Mr. MacIntyre a non-qualified stock option to purchase 100,000 shares of our common stock, effective on January 2, 2007. Each of such stock options will vest in equal monthly installments over a five-year period beginning on the first day of each calendar month following the date of grant. The option grants place a significant portion of the total compensation of Mr. MacIntyre at risk, since the option grants deliver a return only if our common stock appreciates over the option term. In addition, the compensation committee viewed the five year vesting period for these options, which is a year longer than the four-year vesting period we typically employ for stock options, as a meaningful long-term retention incentive for Mr. MacIntyre.

The Company has agreed to reimburse Mr. MacIntyre for his coast-to-coast commuting expenses prior to his relocation to San Diego, California, and for the cost to rent a temporary residence for Mr. MacIntyre and his family in the San Diego, California area until the earlier of Mr. MacIntyre’s acquisition of a primary residence in the San Diego, California area, or December 31, 2007. The Company also has agreed to reimburse Mr. MacIntyre for certain relocation expenses incurred in connection with moving his primary residence to the San Diego, California area and for the income taxes related to such reimbursements. If Mr. MacIntyre has not relocated his primary residence to the San Diego, California area by December 31, 2007, the Board has discretion to reduce Mr. MacIntyre’s performance bonus by up to 50% and to cancel up to 50% of his stock options that would otherwise vest each subsequent month until Mr. MacIntyre completes such relocation. We did not make any payments to Mr. MacIntyre for relocation expenses in 2006.

Mr. MacIntyre’s employment agreement also provides him with certain severance benefits in the event his employment is terminated under certain circumstances. These severance benefits are described below under “2006 Summary Compensation — Potential Benefits Upon Termination or Change in Control.” The compensation committee awarded such severance benefits based on the objectives described below under “Post Termination Benefits.” The severance arrangements with Mr. MacIntyre are intended to be competitive within our industry and with similar arrangements offered by companies of comparable size. In addition, the compensation committee determined that such severance and change in control benefits encouraged Mr. MacIntyre to accept the position as our chief executive officer and president and to ensure our ability to retain him in that position.

Jeffrey W. Lunsford.  Mr. Lunsford served as our chief executive officer until November 19, 2006. Mr. Lunsford’s base salary was initially established pursuant to his amended and restated employment agreement, which is described below under “2006 Summary Compensation — Discussion of Summary

Compensation and Grants of Plan-Based Awards Tables — Employment Agreement with Mr. Lunsford.” In January 2006, prior to his resignation, the compensation committee set Mr. Lunsford’s annual base salary at $375,000 upon its evaluation of his individual performance and the company’s performance. Prior to his resignation, Mr. Lunsford was granted a target bonus for fiscal 2006 under WebSideStory’s incentive bonus program, as set forth in the Grants of Plan-Based Awards Table below under the columns entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” Due to Mr. Lunsford’s resignation, he did not receive a bonus in 2006. In January 2006, in light of our attainment of corporate revenue, earnings and bookings targets established by the compensation committee for fiscal 2005, Mr. Lunsford was granted options to purchase 150,000 shares of our common stock. All of these options terminated upon Mr. Lunsford’s resignation. Mr. Lunsford did not receive a cash bonus for fiscal 2005.

Post Termination Benefits

In addition to the employment agreements with Messrs. MacIntyre and Lunsford, which are described above, and the employment agreements with Messrs. Bird, Chatham and Guilloux described below, we have also entered into change in control severance agreements with Ms. Long and Mr. Bird. The terms of the change in control agreements are described below under “2006 Summary Compensation — Discussion of Summary Compensation and Grants of Plan-Based Awards Tables — Employment Arrangements with Other Named Executive Officers,” we believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time following certain qualifying terminations. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving our company. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, our employment agreements with our chief executive officers provide for severance benefits in specified circumstances and the change in control agreements with all other named executive officers provide for benefits in connection with a qualifying termination following a change in control. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by our company.

As described above, we routinely grant our named executive officers stock options under our equity incentive plans. For a description of the change in control provisions applicable to these stock options, see “2006 Summary Compensation — Potential Benefits Upon Termination or Change in Control” below.

Tax Deductibility of Executive Compensation

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance based. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Anil Arora, Chair
Charles J. Fitzgerald, Jr.
William H. Harris, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

2006 SUMMARY COMPENSATION

Summary Compensation Table

The following table shows information regarding the compensation earned by each person that served as our principal executive officer or our principal financial officer during fiscal 2006, the three other most highly compensated executive officers during fiscal 2006 and one additional individual who was an executive officer during a portion of fiscal 2006 and would have been one of the three most highly compensated executive officers had he been an executive officer at December 31, 2006. These officers are collectively referred to in this proxy statement as the “named executive officers.” Compensation for Messrs. MacIntyre, Bird and Chatham reflect compensation paid by us to each such executive officer commencing on February 1, 2006, which was the date we completed our merger with Visual Sciences, LLC.

			Restricted	Stock		Non-Equity
Name and Principal			Stock	Option		Incentive Plan	All Other
Position	Salary	Bonus	Awards(1)	Awards(1)		Compensation(2)	Compensation		Total

James W. MacIntyre, IV(3)	$323,611	$—	$—	$237,126		$137,500	$—		$698,237
Chief Executive Officer
and President
Claire Long(4)	173,423	—	—	266,984		62,500	4,336	(5)	507,243
Chief Financial Officer
Aaron Bird	141,667	85,500	168,520	68,590		—	—		464,277
Senior Vice President,
Services East
Robert Chatham	160,417	91,375	241,505	43,542		—	—		536,839
Senior Vice President,
Education
Daniel Guilloux(6)	233,154	—	—	12,135		132,578	122,561	(7)	500,428
Senior Vice President,
EMEA
Jeffrey W. Lunsford(8)	367,212	—	71,260	96,553	(9)	—	17,362	(10)	552,387
Former President, Chief
Executive Officer and
Chairman
Thomas D. Willardson(11)	22,467	—	—	7,387	(12)	—	—		29,854
Former Chief Financial
Officer
Jim Van Baalen	225,000	—	—	311,304		50,000	5,500	(5)	591,804
Former Chief Technical
Officer

(1)	Reflects the dollar amount recognized as 2006 compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006 for awards granted in 2006 and prior years, calculated in accordance with SFAS No. 123R, but disregarding estimates for forfeitures related to service-based vesting conditions. For information regarding assumptions made in connection with the valuation of equity awards for purposes of calculating compensation expense, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

(2)	Amount represents performance-based bonuses under the plans described above under the headings “— Compensation Discussion and Analysis — Performance Bonuses” and “— Compensation Discussion and Analysis — Chief Executive Officer Compensation.” All or a portion of the amounts earned for fiscal 2006 were paid in fiscal 2007.

(3)	James W. MacIntyre, IV, was appointed as our chief executive officer and president effective as of November 20, 2006. Prior to November 20, 2006, Mr. MacIntyre served as the chief executive officer of Visual Sciences, LLC, a subsidiary of the Company, a position that he assumed in February 2006, when we completed our merger with Visual Sciences, LLC. His employment agreement is described below under “— Discussion of Summary Compensation and Grants of Plan-Based Award Tables — Employment Agreement with James W. MacIntyre, IV.”

(4)	Ms. Long, our chief financial officer, began her employment with us in February 2006. Her employment agreement is described below under “— Discussion of Summary Compensation and Grants of Plan-Based Award Tables — Employment Arrangements with Other Named Executive Officers”

(5)	Represents matching contributions we made under our 401(k) plan.

(6)	Mr. Guilloux is paid in Euros. The U.S. Dollar amounts set forth in the table above have been calculated using the average daily exchange ratio of the Euro to the U.S. Dollar during 2006.

(7)	“All Other Compensation” for Mr. Guilloux consists of $55,660 for statutory pension contributions, $23,911 for a car allowance and related fuel and maintenance costs, $20,027 for tuition for Mr. Guilloux’s daughter, $17,395 for a vacation allowance, $3,533 for health insurance and $2,035 for a representation fee.

(8)	Jeffrey W. Lunsford, our former president and chief executive officer, began his employment with us in April 2003. Mr. Lunsford’s employment with the company ended upon his resignation from us effective November 19, 2006. Mr. Lunsford continues to serve as a director of the Company. In connection with his resignation, Mr. Lunsford agreed to terminate his remaining unvested stock options as of November 2, 2006. The Company agreed that Mr. Lunsford’s vested stock options as of such date would continue to remain exercisable in accordance with their terms while Mr. Lunsford serves as a member of the Company’s Board of Directors.

(9)	Amount shown excludes $874,844 of expense related to unvested stock options to purchase 388,096 shares of common stock that were forfeited upon Mr. Lunsford’s resignation.

(10)	“All Other Compensation” for Mr. Lunsford consists of $11,862 relating to reimbursements for the use of Mr. Lunsford’s personal plane for company business and $5,500 in matching contributions we made under our 401(k) plan.

(11)	Mr. Willardson’s employment with the company ended upon his resignation from us effective January 13, 2006.

(12)	Amount shown excludes $76,607 of expense related to unvested stock options to purchase 78,959 shares of common stock that were forfeited upon Mr. Willardson’s resignation.

Grants of Plan-Based Awards

The following table summarizes the grants of annual performance-based non-equity bonus awards, restricted stock and stock options to each of the named executive officers during fiscal 2006. No equity incentive plan awards were granted to named executive officers for fiscal 2006.

						All	Option		Closing
						Other	Awards		Price	Grant
						Stock	(Number of		per	Date
						Awards	Securities	Exercise or	Share on	Fair
			Estimated Possible Payouts			(Number	Underlying	Base Price	Option	Value of
	Grant	Approval	Under Non-Equity Incentive Plan Awards(1)			of	Options)	Option	Grant	Option
Name	Date	Date	Threshold	Target	Maximum	Shares)(2)	(2)(3)	Awards	Date	Awards(4)

James W. MacIntyre, IV	N/A	N/A	$82,500	$110,000	$137,500	—	—	$—	$—	$—
	11/09/2006	10/28/2006	—	—	—	—	400,000	13.95	13.77	2,308,455
Claire Long	N/A	N/A	37,500	50,000	62,500	—	—	—	—	—
	02/03/2006	01/17/2006	—	—	—	—	70,000	17.29	16.68	491,843
	11/15/2006	11/15/2006	—	—	—	—	50,000	14.33	14.30	286,051
Aaron Bird(5)	02/01/2006	02/01/2006	—	—	—	—	16,986	20.15	20.40	139,106
	02/01/2006	02/01/2006	—	—	—	9,005	—	—	—	183,702
	09/06/2006	09/06/2006	—	—	—	—	5,000	12.77	11.91	25,933
	11/15/2006	11/15/2006	—	—	—	—	15,000	14.33	14.30	85,816
Robert Chatham(5)	02/01/2006	02/01/2006	—	—	—	—	10,523	20.15	20.40	86,178
	02/01/2006	02/01/2006	—	—	—	12,905	—	—	—	263,262
Daniel Guilloux	N/A	N/A	80,084	106,779	133,473	—	—	—	—	—
Jeffrey W. Lunsford	N/A	N/A	165,000	220,000	275,000	—	—	—	—	—
	01/30/2006	01/30/2006	—	—	—	—	150,000	20.30	20.09	1,235,772
Thomas D. Willardson	N/A	N/A	—	—	—	—	—	—	—	—
Jim Van Baalen	N/A	N/A	37,500	50,000	62,500	—	—	—	—	—

(1)	The amounts shown in the “Threshold” column reflect the minimum payout level under the WebSideStory 2006 incentive bonus plan or the Visual Sciences 2006 Executive Bonus Plan, as applicable, which is 75% of the target bonus amount shown in the “Target” column. The amount shown in the “Maximum” column is 125% of such target bonus amount.

(2)	The amounts shown reflect the number of shares of restricted stock or stock options granted during 2006 to each named executive officer pursuant to the 2004 Equity Incentive Award Plan.

(3)	All stock options are service-based options to purchase shares of our common stock. They were granted at an exercise price equal to the fair market value per share of our common stock, determined under the 2004 plan to be the closing market price of our common stock on the trading date immediately preceding the date of grant, and for a term of either seven or ten years subject to earlier expiration following termination of employment. Except for the options granted to Mr. MacIntyre, each option vests over a four-year period with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remaining shares subject to the option vesting in equal monthly installments over the following three-year period, subject to the officer’s continuing service on such dates. The option granted to Mr. MacIntyre vests as to 1.6667% of the shares subject to such option on the first day of each calendar month commencing on December 1, 2006, subject to his continuing employment with us as of each such vesting date.

(4)	Reflects the full grant date fair value of the award, calculated in accordance with SFAS No. 123R, but disregarding estimates for forfeitures related to service-based vesting conditions. For information regarding assumptions made in connection with the valuation of equity awards for purposes of calculating compensation expense, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

(5)	All bonus amounts for Messrs. Bird and Chatham were discretionary for fiscal 2006. Accordingly, there were no non-equity incentive plan awards for Messrs. Bird and Chatham for fiscal 2006.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.

Employment Agreement with Mr. MacIntyre

In connection with Mr. MacIntyre’s appointment, we entered into an Executive Employment Agreement with Mr. MacIntyre dated as of October 29, 2006. Under the employment agreement, Mr. MacIntyre became president and chief executive officer and a director of WebSideStory, effective as of November 20, 2006. The employment agreement is not for any specified period, and Mr. MacIntyre’s employment with us may be terminated, with or without cause, by either Mr. MacIntyre or us.

The employment agreement sets forth Mr. MacIntyre’s initial base salary of $375,000 per year. Pursuant to the employment agreement, Mr. MacIntyre was eligible to receive a performance bonus for 2006 under the existing Visual Sciences Executive Bonus Plan, and he is eligible to receive a performance bonus each fiscal year commencing in fiscal 2007 that is determined by the compensation committee and is based upon Mr. MacIntyre’s achievement of goals and objectives as determined by the compensation committee and Mr. MacIntyre. Mr. MacIntyre’s initial performance bonus target for fiscal 2007 is $225,000. Mr. MacIntyre’s salary and target performance bonus are subject to increase upon review annually by and at the sole discretion of the compensation committee. Mr. MacIntyre also has the right to participate in the benefit plans that we provide for all of our employees.

In connection with Mr. MacIntyre’s commencement of employment with us, we agreed to grant Mr. MacIntyre a non-qualified stock option to purchase 400,000 shares of our common stock, effective on the third business day following our announcement of our results of operations for the third fiscal quarter of 2006, at a per share exercise price equal to the fair market value of a share of our common stock on the effective date of the grant, as determined under our 2004 Equity Incentive Award Plan. In addition, we agreed to grant Mr. MacIntyre a non-qualified stock option to purchase 100,000 shares of our common stock, effective on January 2, 2007, at a per share exercise price equal to the fair market value of a share of our common stock on the effective date of the grant, as determined under our 2004 Equity Incentive Award Plan. Each of such stock options will vest in equal monthly installments over a five-year period beginning on the first day of each calendar month following the date of grant. The options were granted pursuant to, and are subject to the terms and conditions of, our 2004 Equity Incentive Award Plan, as the same may be amended from time to time in accordance with its terms.

We have agreed to reimburse Mr. MacIntyre for his coast-to-coast commuting expenses prior to his relocation to San Diego, California, and for the cost to rent a temporary residence for Mr. MacIntyre and his family in the San Diego, California area until the earlier of Mr. MacIntyre’s acquisition of a primary residence in the San Diego, California area, or December 31, 2007. We also have agreed to reimburse Mr. MacIntyre for certain relocation expenses incurred in connection with moving his primary residence to the San Diego, California area and for the income taxes related to such reimbursements. If Mr. MacIntyre has not relocated his primary residence to the San Diego, California area by December 31, 2007, the Board has discretion to reduce Mr. MacIntyre’s performance bonus by up to 50% and to cancel up to 50% of his stock options that would otherwise vest each subsequent month until Mr. MacIntyre completes such relocation.

For a description of the potential compensation payable to Mr. MacIntyre under his employment agreement in connection with a termination of his employment with us or upon a change in control of us, please see “— Potential Benefits Upon Termination or Change in Control — James W. MacIntyre, IV” below.

Employment Agreement with Mr. Lunsford

In April 2003, we entered into an employment agreement with Mr. Lunsford, our former president, chief executive officer and chairman of our board of directors. The employment agreement was subsequently amended by action of our board of directors in July 2004. The agreement was not for any specified period and was “at-will,” meaning that Mr. Lunsford’s relationship with us could be terminated at any time, with or without cause or advance notice, by either Mr. Lunsford or us. In October 2006, Mr. Lunsford resigned as our president, chief executive officer and chairman of the board effective November 19, 2006.

The employment agreement set forth Mr. Lunsford’s base salary, in addition to a one-time signing bonus of $100,000. Mr. Lunsford’s base salary or any other compensation was subject to increase upon review annually by and at the sole discretion of our compensation committee. Mr. Lunsford’s 2006 base salary was $375,000. Pursuant to the employment agreement, Mr. Lunsford was eligible for a performance bonus that was determined by our compensation committee and was based upon Mr. Lunsford’s achievement of goals and objectives as determined by our compensation committee. Due to his resignation, Mr. Lunsford was not awarded a performance bonus for 2006. Additionally, Mr. Lunsford participated in the benefit plans that we provide for all of our employees.

Mr. Lunsford’s employment agreement provided him with certain severance benefits in the event his employment was terminated under certain circumstances. The employment agreement provided that, in the event Mr. Lunsford’s employment was terminated by us other than for cause or if he resigned for good reason, he would receive 12 months of salary continuation payments and we would continue to pay for his medical benefits for 12 months following such termination. In addition, in the event Mr. Lunsford’s employment was terminated by us other than for cause or if he resigned for good reason, his warrant to purchase 303,537 shares of our common stock would become immediately exercisable as to 50% of the shares remaining unvested on the date of termination and our repurchase right would lapse as to 50% of his shares of restricted stock remaining unvested on the date of termination. Mr. Lunsford’s right to exercise the warrant would continue for a period of 140 days following his termination by us for any reason.

If any termination of Mr. Lunsford’s employment by us other than for cause or as a result of his resignation for good reason occurred within 135 days prior to the date we entered into an agreement for a change of control or within 12 months following a change of control, our repurchase right would lapse as to all of his shares of restricted stock remaining unvested on the date of termination and his warrant would become exercisable as to 100% of the shares remaining unvested on the date of termination. If Mr. Lunsford were to die or his employment was terminated as a result of his disability, the warrant would become immediately exercisable as to 25% of the shares remaining unvested on the date of death or termination and our repurchase right would lapse as to 25% of the shares of restricted stock remaining unvested on the date of death or termination. In addition, Mr. Lunsford’s (or his estate’s) right to exercise the warrant would continue for a period of 140 days following his death or disability.

Employment Arrangements with Other Named Executive Officers

Claire Long.  In January 2006, we entered into an employment offer letter with Claire Long, our chief financial officer. Ms. Long’s employment is at-will and may be terminated at any time, with or without cause or advance notice, by either Ms. Long or us. The offer letter specified Ms. Long’s 2006 initial base salary of $190,000 and her initial annual target bonus of up to $40,000. We provide benefits to Ms. Long consistent with those provided to all of our employees.

Aaron Bird.  Mr. Bird entered into an employment agreement with Visual Sciences in November 2002. The employment agreement is not for any specified period, and Mr. Bird’s employment with us may be terminated, with or without cause, by either Mr. Bird or us. The employment agreement specified Mr. Bird’s initial base salary and his right to certain specified benefits. In addition, the agreement includes certain provisions relating to confidentiality, non-solicitation and non-competition.

Robert Chatham.  Mr. Chatham entered into an employment agreement with Visual Sciences in December 2005. The employment agreement is not for any specified period, and Mr. Chatham’s employment with us may be terminated, with or without cause, by either Mr. Chatham or us. The employment agreement specified Mr. Chatham’s initial base salary and his right to certain specified benefits. In addition, the agreement includes certain provisions relating to confidentiality, non-solicitation and non-competition. For a discussion of the potential compensation payable to Mr. Chatham under his employment in connection with a termination of his employment with us or upon a change in control of us please see “— Potential Benefits Upon Termination or Change in Control — Robert Chatham” below.

Daniel Guilloux.  In August 2000, we entered into an employment agreement with Daniel Guilloux, our general manager, European operations. Mr. Guilloux is employed by our Netherlands subsidiary, WebSideStory Holding B.V. Pursuant to the employment agreement, Mr. Guilloux’s employment may be terminated by us upon six months’ notice to Mr. Guilloux and by Mr. Guilloux upon three months’ notice to us. In addition, the employment agreement automatically terminates on the last day of the calendar month in which Mr. Guilloux turns 65. Pursuant to the employment agreement, in 2006 Mr. Guilloux received a base salary of approximately 187,000 Euros. Mr. Guilloux also receives additional benefits as described in the employment agreement, including statutory pension benefits, a vacation allowance, a monthly car allowance, reimbursement for fuel and maintenance costs for his car, and reimbursement of 60% of the premiums on his health care insurance. In the event of Mr. Guilloux’s illness, injury or other incapacity, we will continue to pay his base salary for a period of up to one year.

Equity Compensation Plans and Other Benefit Plans

2004 Equity Incentive Award Plan

In July 2004, we adopted our 2004 Equity Incentive Award Plan, or 2004 plan, which was approved by our stockholders in July 2004. The 2004 plan became effective in September 2004. As of December 31, 2006, options to purchase 3,072,141 shares of common stock were outstanding under the 2004 plan at a weighted average exercise price of $14.75 per share.

We initially reserved 2,100,000 shares of our common stock (or the equivalent in other equity securities) for issuance under the 2004 plan. In addition, the 2004 plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the 2004 plan on January 1 of each year during the ten-year term of the 2004 plan, beginning on January 1, 2005. The annual increase in the number of shares shall be equal to the least of:

•	4% of our outstanding capital stock on the first day of the applicable fiscal year;

•	1,000,000 shares; and

•	an amount determined by our board of directors.

Administration.  The compensation committee of our board of directors administers the 2004 plan. Subject to the terms and conditions of the 2004 plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares subject to and the terms and conditions of such awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2004 plan. Our compensation committee is also authorized to adopt, amend or rescind rules relating to administration of the 2004 plan.

Eligibility.  Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2004 plan may be granted to individuals who are then our officers or employees or are the officers or employees of any of our subsidiaries. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. The maximum number of shares that may be subject to awards granted under the 2004 plan to any individual in any three-year period cannot exceed 1,500,000.

Awards.  The 2004 plan provides that our compensation committee may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. The compensation committee will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of the company’s long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Corporate Transactions.  In the event of a change of control where the acquiror does not assume or replace awards granted under the 2004 plan, awards issued under the 2004 plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. Under the 2004 plan, a change of control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•	during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•	a merger or consolidation in which the company is a party, other than a merger or consolidation that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities or a merger or consolidation after which no person or entity owns 50% of the successor company’s voting power;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	the liquidation or dissolution of the company.

Amendment and Termination of the 2004 Plan.  Our compensation committee, with the approval of our board of directors, may terminate, amend or modify the 2004 plan. However, stockholder approval of any amendment to the 2004 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2004 plan that (1) increases the number of shares available under the 2004 plan or (2) permits the extension of the exercise period for a stock option beyond ten years from the date of grant. If not terminated earlier by the compensation committee or the board of directors, the 2004 plan will terminate on the tenth anniversary of the date of the initial adoption of the plan by our board of directors.

2006 Employment Commencement Equity Incentive Award Plan

In May 2006, we adopted the 2006 Employment Commencement Equity Incentive Award Plan, or the 2006 plan. The 2006 plan was adopted without stockholder approval as permitted under the rules and regulations of the Nasdaq Stock Market. As of December 31, 2006, options to purchase 133,634 shares of common stock were outstanding under the 2006 plan at a weighted average exercise price of $12.34 per share.

The 2006 plan authorizes the issuance of up to 500,000 shares of common stock and it provides for awards consisting of stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments, restricted stock units and other stock-based awards, or any combination thereof. Awards under the 2006 plan may only be made to new employees of the company (or following a bona fide period of non-employment) in connection with such employee’s commencement of employment with the company if such grant is an inducement material to such employee’s entering into employment with the company.

The compensation committee administers the 2006 plan. The change of control provisions applicable under the 2006 plan are generally consistent with the change of control provisions applicable to the 2004 plan described above under the heading “ — 2004 Equity Incentive Award Plan — Corporate Transactions.”

Amended and Restated 2000 Equity Incentive Plan

Our 2000 Equity Incentive Plan, or 2000 plan, was initially adopted by our board of directors and was approved by our stockholders in November 1999. The 2000 plan amended and restated and superseded our 1998 stock option plan and our 1999 stock option plan. As of December 31, 2006, options to purchase 588,718 shares of common stock were outstanding under the 2000 plan at a weighted average exercise price of $4.39 per share. No additional awards will be granted under the 2000 plan.

In the event of a change of control where the acquiror does not assume or replace awards granted under the 2000 plan, awards issued under the 2000 plan that are held by participants whose employment or service with the company has not terminated will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. All awards that are not exercised prior to the change of control will terminate. Under the 2000 plan, a change of control is generally defined as:

•	the sale, lease or other disposition of all or substantially all of the assets of the company;

•	a merger or consolidation in which we are not the surviving corporation; or

•	a reverse merger in which the company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Under the 2000 plan, we are required to provide at least 15 days’ notice to holders of awards under the 2000 plan of any such pending change of control.

Avivo Corporation 1999 Equity Incentive Plan

In connection with our acquisition of Avivo Corporation in May 2005, we assumed all of the options then outstanding under the Avivo Corporation 1999 Equity Incentive Plan, or the Avivo plan. All of the then outstanding options under the Avivo plan became exercisable for approximately 164,434 shares of our common stock. Such options continue to vest in accordance with the then applicable vesting terms of each such option, and remain subject to the terms and conditions of the Avivo plan. These options generally vest over five years and expire ten years from the grant date. As of December 31, 2006, options to purchase 86,902 shares of common stock were outstanding under the Avivo plan at a weighted average exercise price of $3.15 per share. No additional awards will be granted under the Avivo plan.

401(k) Plan

We provide a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

All of our full-time employees in the United States are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $15,000 in 2006 and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) plan permits, but does not require, additional matching contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. Prior to 2005, we did not make any matching contributions to our 401(k) plan. Effective January 1, 2005, we adopted a matching provision for 50% of the first 4% of compensation that is contributed by each participating employee. The company’s matching contributions vest in four equal installments on each of the first four anniversaries of the participating employee’s service with us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested restricted stock for each of the named executive officers outstanding as of December 31, 2006.

	Option Awards
	Number of Shares					Stock Awards
	Underlying			Option	Option	Number of		Market Value
	Unexercised Options			Exercise	Expiration	Unvested		of Unvested
Name	Exercisable	Unexercisable		Price	Date	Shares	Exercisable	Shares(1)

James W. MacIntyre, IV	6,669	393,331	(2)	$13.95	11/08/2016	—	—	$—
Claire Long	—	70,000	(3)	17.29	02/03/2013	—	—	—
	—	50,000	(3)	14.33	11/14/2013	—	—	—
Aaron Bird	—	16,986	(3)	20.15	02/01/2016	9,005 (4)	—	113,967
	—	5,000	(3)	12.77	09/05/2013	—	—	—
	—	15,000	(3)	14.33	11/14/2013	—	—	—
Robert Chatham	—	10,523	(3)	20.15	02/01/2016	12,905 (4)	—	163,326
Daniel Guilloux	18,750	—		9.52	04/10/2010	—	—	—
	7,142	—		0.84	02/28/2011	—	—	—
	2,797	60	(5)	0.84	06/16/2013	—	—	—
	5,058	2,084	(6)	5.25	05/03/2014	—	—	—
	7,187	313	(7)	12.31	01/25/2007	—	—	—
Jeffrey W. Lunsford	47,618	—		8.50	09/27/2014	—	—	—
Thomas D. Willardson(8)	—	—		—	—	—	—	—
Jim Van Baalen	4,464	—		28.00	12/21/2008	—	—	—
	892	—		30.80	07/06/2009	—	—	—
	12,500	—		4.90	12/20/2009	—	—	—
	14,785	—		0.84	01/18/2011	—	—	—
	22,000	—		0.84	01/23/2012	—	—	—
	8,112	173	(5)	0.84	06/16/2013	—	—	—
	10,118	4,167	(3)	5.25	02/09/2014	—	—	—
	14,375	15,625	(3)	11.53	01/12/2015	—	—	—
	33,333	66,667	(3)	16.15	08/25/2015	—	—	—

(1)	Computed by multiplying the closing price of WebSideStory’s common stock on December 29, 2006 ($12.66) by the number of unvested shares subject to such stock award.

(2)	The option granted to Mr. MacIntyre vests as to 1.6667% of the shares subject to such option on the first day of each calendar month commencing on December 1, 2006, subject to his continuing employment with us as of each such vesting date.

(3)	Each option vests over a four-year period with 25% of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remaining shares subject to the option vesting in equal monthly installments over the following three-year period, subject to the officer’s continuing service on such dates.

(4)	Each stock award vests as to all of the shares subject to the stock award on January 30, 2007.

(5)	Each option vests over a four-year period with 25% of the shares subject to the option vesting on January 6, 2004 and the remaining shares subject to the option vesting in equal monthly installments over the following three-year period, subject to the officer’s continuing service on such dates.

(6)	The option vests over a four-year period with 25% of the shares subject to the option vesting on February 9, 2005 and the remaining shares subject to the option vesting in equal monthly installments over the following three-year period, subject to the officer’s continuing service on such dates.

(7)	The option vests over a two-year period with 50% of the shares subject to the option vesting on the one-year anniversary of the date of grant and the remaining shares subject to the option vesting in equal monthly installments over the following year, subject to the officer’s continuing service on such dates.

(8)	Mr. Willardson resigned in January 2006. All shares underlying exercisable options were exercised within 90 days following his resignation.

Option Exercises and Stock Vested

The following table summarizes information regarding the stock options that were exercised and restricted stock that vested during fiscal 2006 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized	Shares	Value
	Acquired on	on	Acquired	Realized
Name	Exercise	Exercise(1)	on Vesting	On Vesting(2)

James W. MacIntyre, IV	—	$—	—	$—
Claire Long	—	—	—	—
Aaron Bird	—	—	—	—
Robert Chatham	—	—	—	—
Daniel Guilloux	—	—	—	—
Jeffrey W. Lunsford	—	—	117,180	1,867,314
Thomas D. Willardson	15,541	127,515	—	—
Jim Van Baalen	—	—	—	—

(1)	Represents the difference between the market value of the option shares on the exercise date and the option exercise price multiplied by the number of shares acquired upon exercise.

(2)	Represents the sum of the differences between the market value of the vested shares at each monthly vesting date and the purchase price for the shares multiplied by the number of shares vesting on each such date.

Equity Compensation Plans

The following table sets forth stockholder approval and other information regarding all of our equity compensation plans as of December 31, 2006.

				Number of Securities
				Remaining Available for
	Number of Securities to		Weighted-Average	Future Issuance Under
	be Issued upon Exercise		Exercise Price of	Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	3,933,398	(1)	$13.14	76,340
Equity compensation plans not approved by security holders	1,226,557	(2)	$17.80	366,366

Total	5,159,955		$14.25	442,706

(1)	Includes options to purchase 86,902 shares of common stock granted under the Avivo Corporation 1999 Equity Incentive Award Plan, which options were assumed in connection with our acquisition of Avivo Corporation in May 2005.

(2)	In November 2005, we issued a warrant to purchase 10,000 shares of common stock at an exercise price of $17.84 per share to a consultant. This warrant is exercisable, in whole or in part, during the term commencing on September 5, 2007 and ending on September 5, 2010. Additionally, as part of the merger with

Visual Sciences in February 2006, we issued warrants to purchase 1,082,923 shares of common stock at an exercise price of $18.47 per share to the former holders of units of membership interest in Visual Sciences. These warrants expire on August 1, 2007. This balance also includes options to purchase 133,634 shares of common stock granted under the 2006 Employment Commencement Equity Incentive Award Plan.

Potential Benefits Upon Termination or Change In Control

We have agreements with each of Messrs. MacIntyre, Bird, Chatham and Guilloux and Ms. Long which provide for certain benefits in the event of a termination following a change in control and, in some instances, in the event of a termination.

James W. MacIntyre, IV

Mr. MacIntyre’s employment agreement provides that if he dies or his employment is terminated as a result of his disability, discharge for cause or resignation other than for good reason, he will receive accrued salary and bonus through the date of termination. If Mr. MacIntyre’s employment is terminated as a result of his disability, we will continue to pay for his health, dental and disability insurance benefits for 12 months following such termination.

Mr. MacIntyre’s employment agreement also provides him with certain severance benefits in the event his employment is terminated under certain circumstances. The employment agreement provides that, in the event Mr. MacIntyre’s employment is terminated by us other than for death, disability or cause, or if he resigns for good reason, he will receive accrued salary and bonus through the date of termination plus a severance benefit equal to his monthly salary payable for 12 months, and we will continue to pay for his health, dental and disability insurance benefits for 12 months following such termination. In addition, in the event Mr. MacIntyre’s employment is terminated by us other than for death, disability or cause, or if he resigns for good reason, our repurchase rights will lapse as to 25% of Mr. MacIntyre’s restricted stock awards, if any, remaining unvested on the date of termination, and his stock options will become immediately exercisable as to the greater of 25% of the shares remaining unvested on the date of termination or 125,000 shares.

In the event of a change in control of us, if Mr. MacIntyre is then employed by us, our repurchase rights will lapse as to 50% of Mr. MacIntyre’s restricted stock awards, if any, remaining unvested on the date of the change in control, and his stock options will become immediately exercisable as to 50% of the shares remaining unvested on the date of the change in control. In addition, if we terminate Mr. MacIntyre’s employment other than for death, disability or cause, or if he resigns for good reason, in either case within six months prior to the date of a change in control of us in certain circumstances, or within 12 months following a change in control of us, (1) he will receive accrued salary and bonus through the date of termination plus 12 months of salary in a lump sum payment, (2) we will continue to pay for his health, dental and disability insurance benefits for 12 months following such termination, (3) our repurchase rights will lapse as to 100% of Mr. MacIntyre’s restricted stock awards, if any, remaining unvested on the date of termination and (4) his stock options will become immediately exercisable as to 100% of the shares remaining unvested on the date of termination, other than 125,000 of the then remaining unvested shares, which will vest in equal installments on a monthly basis over a period of 15 months in exchange for Mr. MacIntyre’s continuing to provide transition consulting services to us during such period. In the event that Mr. MacIntyre incurs excise taxes because any of such payments are determined to be excess parachute payments under Section 280G of the Internal Revenue Code, we will pay to Mr. MacIntyre an additional amount equal to the lesser of 50% of the excise taxes incurred by Mr. MacIntyre or $500,000.

Robert Chatham

Mr. Chatham’s employment agreement provides that if we terminate Mr. Chatham without cause or Mr. Chatham terminates his employment as a result of a constructive termination then he will receive accrued salary and bonus through the date of termination plus (1) a lump sum cash payment equal to Mr. Chatham’s then current base salary for nine months plus 50% of the amount of variable compensation Mr. Chatham could potentially earn for the nine month period following his termination in accordance with his variable compensation plan, (2) the acceleration of the vesting of any outstanding and unvested options by nine months and (3) continued coverage at our expense under specified employee benefit plans for the nine month period following his termination.

Other Named Executive Officers

We have entered into change in control agreements with Ms. Long and Messrs. Bird and Guilloux. Pursuant to the change in control agreements, if an executive’s employment is terminated by us without cause or by the executive for good reason within 12 months following a change of control, then 75% of such executive’s unvested stock options and restricted stock will vest as of the date of termination. In addition, pursuant to her change of control agreement, Ms. Long will receive severance pay equal to six months of her base salary in the event of such a termination.

For purposes of the change of control agreements, the term “cause” generally means an executive’s gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct with respect to such executive’s obligations or otherwise relating to our business, the executive’s material breach of any agreement between the executive and us, including company policies and practices, the executive’s conviction or entry of a plea of no contest for fraud or embezzlement, any felony or any crime of moral turpitude, or the executive’s willful neglect of his or her duties or failure to satisfactorily perform stated duties.

For purposes of the change of control agreements, the term “good reason” means a reduction in the executive’s base salary (or our failure to pay such executive any compensation or benefits earned by him or her), provided that the executive gives us a reasonable time frame to cure such error, or our relocation of the executive’s principal place of business to any place outside a 50 mile radius of the executive’s principal place of business as of the date of the agreement.

For purposes of the change of control agreements, the term “change of control” has the same definition as described below in the description of our 2004 plan (except that the failure of a majority of the incumbent board members to continue to serve on the board will not constitute a “change of control” for purposes of the change of control agreements).

2004 Equity Incentive Award Plan

In addition, in the event of a change of control of us where the acquiror does not assume or replace awards granted under the 2004 Equity Incentive Award Plan, awards issued under the 2004 plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable.

Estimated Potential Change in Control and Severance Benefits

The following table summarizes potential change in control and severance payments to each named executive officer who was serving as an executive officer for WebSideStory on December 31, 2006. The four right-hand columns describe the payments that would apply in four different potential scenarios — a change in control without a termination of employment; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 12 months following a change in control or, with respect to Mr. MacIntyre, within 6 months before a change in control; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within 12 months following a change in control and not within 6 months before a change in control; or the named executive officer’s termination of employment as a result of disability. The table assumes that the termination or change in control occurred on December 31, 2006. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $12.66, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 29, 2006.

			Payment in the	Payment
			Case of a	in the Case of
			Termination	a Termination
			Other than for	Other than
			Cause or for	for Cause or for
			Good Reason, if	Good Reason
			Within 6 Months	Not Within 6
		Payment in	Prior to	Months Prior to
		the Case of	(MacIntyre Only)	(MacIntyre	Payment in
		a Change in	or Within 12	Only) and Not	the Case of
		Control	Months Following	Within 12 Months	Termination
		Without	a Change	Following a	as a Result of
Name	Benefit Type	Termination	in Control	Change in Control	Disability

James W. MacIntyre, IV	Cash Severance	$—	$375,000 (1)	$375,000 (2)	$—
	Continued Benefit Coverage (3)	—	13,399	13,399	13,399
	Value of Equity Award Acceleration	—	—	—	—

	Total Value	$—	$388,399	$388,399	$13,399

Claire Long	Cash Severance	$—	$125,000 (4)	$—	$—
	Continued Benefit Coverage	—	—	—	—
	Value of Equity Award Acceleration	—	—	—	—

	Total Value	$—	$125,000	$—	$—

Aaron Bird	Cash Severance	$—	$—	$—	$—
	Continued Benefit Coverage	—	—	—	—
	Value of Equity Award Acceleration	—	—	—	—

	Total Value	$—	$—	$—	$—

Robert Chatham	Cash Severance	$—	$159,375 (5)	$159,375 (5)	$—
	Continued Benefit Coverage (3)	—	1,759	1,759	—
	Value of Equity Award Acceleration	—	—	—	—

	Total Value	$—	$161,134	$161,134	$—

Daniel Guilloux	Cash Severance	$—	$114,000 (6)	$114,000 (6)	$228,000 (7)
	Continued Benefit Coverage	—	1,767 (6)	1,767 (6)	—
	Value of Equity Award Acceleration	—	12,195 (8)	—	—
	Other Compensation	—	59,514 (6)	59,514 (6)	—

	Total Value	$—	$187,476	$175,281	$228,000

(1)	Payable in a lump sum.

(2)	Payable in 12 equal monthly installments over the 12 months following the date of termination.

(3)	Amounts shown equal an aggregate of 12 months of premium payments for health, dental and disability coverage for Mr. MacIntyre and an aggregate of 9 months of premium payments for health, dental and disability coverage for Mr. Chatham.

(4)	Payable over the six month severance period in accordance with the company’s standard payroll practices.

(5)	Represents 9 months base salary for Mr. Chatham plus 50% of the amount of variable compensation Mr. Chatham could potentially earn for the nine month period following his termination in accordance with his variable compensation plan. Mr. Chatham’s target bonus for 2007 is $75,000, and this number was used as his potential variable compensation for 2007. These amounts are payable in a lump sum.

(6)	Pursuant to the employment agreement with Mr. Guilloux, his employment may be terminated by us only upon six months’ notice to Mr. Guilloux and by Mr. Guilloux only upon three months’ notice to us. For purposes of the table above, we have assumed that Mr. Guilloux was terminated by us without cause on December 31, 2006 and such notice was not properly given. We would therefore be obligated to continue to pay Mr. Guilloux’s base salary (at the 2007 rate of $228,000 per year) and benefits for six months, the maximum notice period. The “Other Compensation” total includes statutory pension contributions, car allowance and related fuel and maintenance costs, vacation allowance, tuition for Mr. Guilloux’s daughter and a representation fee expected to be payable to Mr. Guilloux during the first six months of 2007.

(7)	In the event of Mr. Guilloux’s illness, injury or other incapacity, we will continue to pay his base salary for a period of up to one year. This amount represents Mr. Guilloux’s 2007 base salary.

(8)	Represents the value of those awards that would vest as a result of the named executive officer’s termination of employment by us other than for cause or by the named executive officer for good reason within 12 months following a change in control. This value assumes that the change in control and the date of termination occur on December 31, 2006, and, therefore, the vesting of such award was not previously accelerated as a result of a change in control.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of March 30, 2007 by:

•	each person, or group of affiliated persons, who we know owns beneficially 5% or more of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options or warrants which are exercisable within 60 days from March 30, 2007.

A total of 20,298,363 shares of our common stock were issued and outstanding as of March 30, 2007.

	Current		Total Shares		Total Shares
	Beneficial		Exercisable		Beneficially
Name and Address of Beneficial Owner(1)	Holdings		within 60 days(2)		Owned	Percent

Directors and Named Executive Officers:
James W. MacIntyre, IV	166,749		354,765	(3)	521,514	2.53%
Claire Long	—		21,875		21,875	*
Aaron Bird	4,005		5,307		9,312	*
Robert Chatham	11,887		6,111	(4)	17,998	*
Daniel Guilloux	—		34,551		34,551	*
Jim Van Baalen	—		108,497		108,497	*
Thomas D. Willardson	—		—		—	*
Anil Arora	2,000		15,312		17,312	*
Charles J. Fitzgerald, Jr.	—		23,333		23,333	*
James R. Glynn	—		43,451		43,451	*
William H. Harris, Jr.	206,700		18,229		224,929	1.11%
Kurt R. Jaggers	—		23,333		23,333	*
Douglas S. Lindroth	5,000		8,750		13,750	*
Jeffrey W. Lunsford	651,732		47,618		699,350	3.44%
James S. Mahan, III	10,000		33,035		43,035	*
All directors and executive officers as a group (20 persons)	1,098,524		954,209	(5)	2,052,733	9.66%
5% Stockholders:
T. Rowe Price Associates, Inc.	2,556,500	(6)	—		2,556,500	12.59%
FMR Corp.	1,975,565	(7)	—		1,975,565	9.73%
Brown Advisory Holdings Incorporated	1,440,575	(8)	—		1,440,575	7.10%
Peninsula Capital Management, LP	1,300,000	(9)	—		1,300,000	6.40%
JLF Asset Management, L.L.C.	1,018,054	(10)	—		1,018,054	5.02%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock

(1)	Unless otherwise indicated, the address for each person or entity named in the table above is c/o WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

(2)	Unless otherwise noted, shares included in this column represent currently exercisable options to purchase shares of common stock and options to purchase common stock exercisable within 60 days of March 30, 2007.

(3)	Includes 308,095 shares of common stock issuable upon exercise of warrants to purchase common stock. The warrants expire on August 1, 2007 and have an exercise price of $18.4685 per share.

(4)	Includes 2,824 shares of common stock issuable upon exercise of warrants to purchase common stock. The warrants expire on August 1, 2007 and have an exercise price of $18.4685 per share.

(5)	Includes an aggregate of 326,170 shares of common stock issuable upon exercise of warrants to purchase common stock. The warrants expire on August 1, 2007 and have an exercise price of $18.4685 per share.

(6)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. According to the filing, T. Rowe Price Associates, Inc. has sole voting power over 571,700 of such shares and sole dispositive power over 2,556,600 of such shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. According to the filing, FMR Corp. has sole voting power over 358,991 of such shares and sole dispositive power over 1,975,565 of such shares. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2007 by Brown Advisory Holdings Incorporated. According to the filing, Brown Advisory Holdings Incorporated has sole voting power over 1,046,940 of such shares, sole dispositive power over 1,439,825 of such shares and shared dispositive power over 750 of such shares. The address for Brown Advisory Holdings Incorporated is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

(9)	As reported in a statement on Schedule 13G filed with the SEC on February 14, 2007 by Peninsula Capital Management, LP. According to the filing, Peninsula Capital Management, LP has shared voting and dispositive power over all of such shares. The address for Peninsula Capital Management, LP is 235 Pine Street, Suite 1818, San Francisco, California 94104.

(10)	As reported in a statement on Schedule 13G filed with the SEC on January 18, 2007 by JLF Asset Management, L.L.C. and Jeffrey L. Feinberg. According to the filing, JLF Asset Management, L.L.C. and Mr. Feinberg have shared voting and dispositive power over all of such shares. The address for JLF Asset Management, L.L.C. and Mr. Feinberg is 2775 Via de la Valle, Suite 204, Del Mar, California 92014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a policy that requires that all transactions between us and any related parties must be reviewed by our audit committee and that all such transactions must be approved by our audit committee. This policy is set forth in writing in the written charter for the audit committee approved by our board of directors. We do not have formal written procedures to implement this policy, and instead our audit committee reviews and approves related party transactions on a case by case basis. In considering related party transactions, our audit committee members typically consider, among other factors that they may deem appropriate, the extent of the related person’s interest in the transaction and whether the transaction is fair to us and is in, or is not inconsistent with, our best interests and the best interests of our stockholders. Compensation transactions between us and our executive officers and directors are not treated as related party transactions under this policy; these transactions are reviewed and approved by the compensation committee of our board of directors rather than by our audit committee.

In February 2006, we acquired Visual Sciences, LLC in exchange for $22.0 million in cash, 568,512 shares of common stock, warrants to purchase 1,082,923 shares of common stock, which expire on August 1, 2007 and have an exercise price of $18.4685 per share, and $20.0 million in aggregate principal amount of unsecured senior notes. In the first quarter of 2007, all of the outstanding principal and accrued interest under the unsecured senior notes issued in connection with the Visual Sciences transaction were paid in full. The unsecured senior notes accrued interest at a rate of 4% per annum. No payments of principal or interest were made to the holders of the notes until such notes were paid in full. Of this consideration, the executive officers of the company identified below received the consideration described in the table below:

Name of Executive
Officer	Title	Consideration Received

James W. MacIntyre, IV	President, Chief	• $5,408,528 in cash;
	Executive Officer	• 161,749 shares of common stock;
	and Director	• a warrant to purchase 308,095 shares of common stock; and
• an unsecured senior note in the principal amount of $5,690,044.
Robert Chatham	Senior Vice President,	• $26,664 in cash;
	Education	• 1,482 shares of common stock;
• a warrant to purchase 2,824 shares of common stock; and
• an unsecured senior note in the principal amount of $52,162.
David Rosenthal	Senior Vice President,	• $220,425 in cash;
	Development	• 8,006 shares of common stock;
• a warrant to purchase 15,251 shares of common stock; and
• an unsecured senior note in the principal amount of $281,657.
Aaron Bird	Senior Vice President,	• $228,430 in cash.
Services East

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Executive officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% percent beneficial owners were complied with, except with respect to a Form 4 filed on behalf of Mr. Lunsford on November 14, 2006 that was due on November 6, 2006.

Annual Report

Our annual report for the year ended December 31, 2006 will be mailed to stockholders of record on or about April 13, 2007. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company as of the record date. Requests should be directed to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are WebSideStory stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, WebSideStory, Inc., 10182 Telesis Court, 6th Floor, San Diego, California 92121, by email at investor@websidestory.com or by telephone at (858) 546-0040. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our annual meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy in the enclosed envelope.

By Order of the Board of Directors,

James W. MacIntyre, IV
President and Chief Executive Officer

Dated: April 13, 2007

PROXY
WEBSIDESTORY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Claire Long and Andrew S. Greenhalgh, and each of them individually, as proxies with full power of substitution, to represent, vote and act with respect to all shares of common stock of WebSideStory, Inc. (the “Company”) which the undersigned would be entitled to vote at the annual meeting of stockholders to be held on May 7, 2007 at 9:00 a.m., pacific time, at the Company’s headquarters located at 10182 Telesis Court, 6th Floor, San Diego, California, or any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present as follows:
The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO VOTE SUCH SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

▼ DETACH PROXY CARD HERE ▼

Board of Directors recommends a vote “FOR” each of the nominees listed on this Proxy for Director and “FOR” the ratification of PricewaterhouseCoopers LLP.

1.	To elect three (3) persons to be Directors for a three year term to expire at the Company’s 2010 annual meeting of stockholders.	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY

Director Nominees: Anil Arora, James R. Glynn and Jeffrey W. Lunsford.
INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, write that nominee’s name on the space below.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

This proxy may be revoked prior to its exercise by filing with the secretary of the company a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the meeting and voting in person.

Dated:		, 2007

Signature

Signature
Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign as such.

Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope